                            ADMINISTRATION AGREEMENT


     THIS AGREEMENT is made as of this ________ day of __________________, 1999, by and between THE TUSCARORA INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. (the "Administrator"), an Ohio corporation organized under the laws of the State of Ohio and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of beneficial interest or common stock ("Shares"); and

     WHEREAS, the Trust desires the Administrator to provide, and the Administrator is willing to provide, management and administrative services to each series of the Trust, listed on Schedule A attached hereto and made part of this Agreement, as such Schedule A may be amended from time to time ("Portfolios"), on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Administrator hereby agree as follows:

     ARTICLE 1. RETENTION OF THE ADMINISTRATOR. The Trust hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in
Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

     The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

     ARTICLE 2. ADMINISTRATIVE SERVICES. The Administrator shall coordinate, supervise and effect a full conversion of the Trust's administrative, transfer agent and fund accounting services to the Administrator prior to December 1, 1999 and shall perform or supervise the performance by others of other administrative services in connection with the operations of the Portfolios, and, on behalf of the Trust, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Board of Trustees of the Trust (hereafter referred to as the "Trustees") with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.


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     The Administrator shall provide the Trust with regulatory reporting, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Trustees' meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Trustees, the Administrator shall make reports to the Trust's Trustees concerning the performance of its obligations hereunder.

     Without limiting the generality of the foregoing, the Administrator shall:

          (a) calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate compute the Trust's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

          (b) coordinate and supervise, in consultation with Trust counsel, the preparation of prospectuses, statements of additional information, registration statements and proxy materials;

          (c) prepare such reports, notice filing forms and other documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to make notice filings relating to the Trust's Shares with state securities authorities, monitor the sale of Trust Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Trust's Shares and all amendments thereto, as may be necessary or convenient to qualify and keep effective the Trust and the Trust's Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares;

          (d) develop and prepare, with the assistance of the Trust's investment adviser, communications to Shareholders, including the annual report to Shareholders, coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Trust Shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

          (e) administer contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, transfer agent and fund accountant;

          (f) supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to Shareholders;


                                       2
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          (g) calculate performance data of the Portfolios for dissemination to information services covering the investment Trust industry;

          (h) coordinate and supervise the preparation and filing of the Trust's tax returns;

          (i) examine and review the operations and performance of the various organizations providing services to the Trust or any Portfolio of the Trust, including, without limitation, the Trust's investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Trustees, report to the Board on the performance of such organizations;

          (j) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Trust's semi-annual and annual reports to Shareholders;

          (k) assist with the design, development, and operation of the Portfolios, including new classes, investment objectives, policies and structure;

          (l) provide individuals reasonably acceptable to the Trust's Trustees to serve as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trust's Trustees;

          (m) advise the Trust and its Trustees on matters concerning the Trust and its affairs;

          (n) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Trust's Trustees;

          (o) monitor and advise the Trust and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

          (p) monitor and advise the Trust and its Portfolios on compliance with applicable limitations as imposed by the 1940 Act and the rules and regulations thereunder or set forth in the Trust's or any Portfolios' then current Prospectus or Statement of Additional Information;

          (q) provide such internal legal services as are requested by the Trust from time


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          including, but not limited to, the coordination of meetings and preparation of materials for the quarterly and special meetings of the Trustees;

          (r) cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to, the Trust's independent public accountants in connection with the preparation of any audit or report requested by the Trust;

          (s) cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that the necessary information is made available to, the Securities and Exchange Commission in connection with any regulatory audit of the Trust or the investment adviser of the Trust;

          (t) perform all administrative services and functions of the Trust and each Portfolio to the extent administrative services and functions are not provided to the Trust or such Portfolio pursuant to the Trust's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement and fund accounting agreement;

          (u) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Trust and the Administrator shall determine desirable; and

          (v) prepare and file with the SEC the semi-annual report for the Trust on Form N-SAR and all required notices pursuant to Rule 24f-2.

     The Administrator shall perform such other services for the Trust that are mutually agreed upon by the parties from time to time. Such services may include performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of Shareholders; and mailing notices of Shareholders' meetings, proxies and proxy statements, for all of which the Trust will pay the Administrator's reasonable out-of-pocket expenses.

     ARTICLE 3. ALLOCATION OF CHARGES AND EXPENSES.

     (A) THE ADMINISTRATOR. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.


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     (B) THE TRUST. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration and/or qualification of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or the Investment Adviser to the Trust or any affiliated corporation of the Administrator or the Investment Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

     ARTICLE 4. COMPENSATION OF THE ADMINISTRATOR.

     (A) ADMINISTRATION FEE. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Company shall pay to the Administrator compensation at an annual rate specified in Schedule A attached hereto. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. The Company shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board meetings.

          If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

     (B) SURVIVAL OF COMPENSATION RIGHTS. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.


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     ARTICLE 5. STANDARD OF CARE. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing the services provided for under this Agreement. The Administrator shall be liable for any damages arising directly or indirectly out of the Administrator's failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of the Administrator's willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of it obligations and duties hereunder. (As used in this Article 5, the term "Administrator" shall include directors, officers employees and other agents of the Administrator as well as the Administrator itself.)

          Without limiting the generality of the foregoing or any other provision of this Agreement, (i) the Administrator shall not be liable for losses beyond its reasonable control, provided that the Administrator has acted in accordance with the standard of care set forth above; and (ii) the Administrator shall not be liable for the validity or invalidity or authority or lack thereof of any instruction, notice or other instrument that the Administrator reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated persons of the Administrator who may otherwise be named as an authorized representative of the Trust for certain purposes).

          The Administrator may apply to the Trust at any time for instructions and may consult with counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties hereunder, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants or other experts qualified to render such opinion.

     ARTICLE 6. INDEMNIFICATION. The Trust agrees to indemnify and hold harmless the Administrator from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") arising directly or indirectly out of any action or omission to act which the Administrator takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Trust, (ii) upon any instruction, notice or other


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instrument that the Administrator reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated person of the Administrator who may otherwise be named as an authorized representative of the Trust for certain purposes) or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however that the Trust shall have no obligation to indemnify or reimburse the Administrator under this Article 6 to the extent that the Administrator is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

          The Administrator shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of the Administrator's own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Article 6, the term "Administrator" shall include directors, officers, employees and other agents of the Administrator as well as the Administrator itself.)

     ARTICLE 7. YEAR 2000 READINESS DISCLOSURE. The Administrator (a) has reviewed its business and operations as they relate to the services provided hereunder, (b) has developed or is developing a program to remediate or replace computer applications and systems, and (c) has developed a testing plan to test the redemption or replacement of computer application/systems, in each case, to address on a timely basis the risk that certain computer applications/systems used by the Administrator may be unable to recognize and perform properly date sensitive functions involving the dates prior to, including and after December 31, 1999, including dates such as February 29, 2000 (the "Year 2000 Challenge"). The Administrator represents and warrants that, to the best of its knowledge and belief, the reasonably foreseeable consequences of the Year 2000 Challenge will not adversely effect the Administrator's ability to perform its duties and obligations under this Agreement.

     ARTICLE 8. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator rendered to the Trust are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in the Administrator, as officers, employees or otherwise and that partners, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as a Shareholder or otherwise.

     ARTICLE 9. DURATION OF THIS AGREEMENT. The Term of this Agreement shall be as specified in Schedule A hereto.

     ARTICLE 10. ASSIGNMENT. This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that the Administrator may, at its expense and upon written notice to the Trust, subcontract with any entity or person concerning


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the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     ARTICLE 11. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment signed by the party against whom enforcement of such change or waiver is sought.

          For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or violate any requirements of its Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

     ARTICLE 12. CERTAIN RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

          In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Administrator against such liability.

     ARTICLE 13. DEFINITIONS OF CERTAIN TERMS. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     ARTICLE 14. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address: if to the Trust, at 3100 Tower Boulevard, Suite 700, Durham, North Carolina 27707, attn: __________________ and if to the Administrator, at 3435 Stelzer Road, Columbus, Ohio 43219, attn: William J. Tomko or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.


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     ARTICLE 15. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     ARTICLE 16. LIMITATION OF LIABILITY. A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Portfolio, that Portfolio), and the Administrator shall look only to the assets of the Trust, or the particular Portfolio, for the satisfaction of such obligations.

     ARTICLE 17. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                              THE TUSCARORA INVESTMENT TRUST


                              By:
                                 ----------------------------------------------


                              Title:
                                    -------------------------------------------


                              BISYS FUND SERVICES OHIO, INC.

                              By:
                                 ----------------------------------------------


                              Title:
                                    -------------------------------------------



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                                               DATED: _________________________


                                   SCHEDULE A

                         TO THE ADMINISTRATION AGREEMENT
                  DATED AS OF _________________________________
                                     BETWEEN
                         THE TUSCARORA INVESTMENT TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


PORTFOLIOS:    This Agreement shall apply to all such Portfolios of The
               Tuscarora Investment Trust (the "Trust"), either now or hereafter created, as the Trust and the Administrator may agree
               (individually, the "Portfolio", and collectively, the "Portfolios"). The current Portfolios of the Trust are set forth below:

                                 Oak Value Fund

FEES: Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Trust will pay the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto agree, a fee computed daily at annual rate of:

                              4 one-hundredths of one percent (.04%) of the Trust's average daily net assets up to $500 million;

                              2.8 one-hundredths of one percent (.028%) of the Trust's average daily net assets in excess of $500 million up to $1 billion; and

                              1.4 one-hundredths of one percent (.014%) of the Trust's average daily net assets in excess of $1 billion.

               The Administrator shall be entitled to receive an additional annual fee of $10,000 for each new class of shares that is added following the effective date of this Agreement.

               The Administrator shall be entitled to receive an additional annual fee of $30,000 for each new Portfolio that is added following the effective date of this Agreement.



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TERM:

          (a) The term of this Agreement shall commence on ____________________, 1999 and shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, until ___________________, 2002 (the "Initial
                    Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods").

          (b) This Agreement may be terminated without penalty: (i) by provision of a notice of nonrenewal in the matter as set forth below, (ii) by mutual agreement of the parties, (iii) in the event of a Change of Control (as defined herein), in accordance with the procedures outlined below or (iv) for "cause" (as defined herein) upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least sixty
                    (60) days prior to the end of the Initial Term or any Rollover Period as the case may be.

          (c) For purposes of this Agreement, "cause" shall mean: (i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party, (ii) a series of negligent acts or omissions or breaches of this Agreement which, in the aggregate, constitute in the reasonable judgment of the Trust, a serious failure to perform satisfactorily the Administrator's obligations hereunder;
                    (iii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors.

          (d) In the event of a change of "control" (as such term is defined in the 1940 Act) with respect to the Administrator (a "Change of Control"), the Trust may conduct an interim evaluation of the Administrator's performance under this Agreement (a "Performance Evaluation"). The Performance Evaluation shall be conducted within 120 days following the later of: (i) a Change of Control, or (ii) the date the Trust receives actual notice of a Change of Control from the Administrator. If, in the reasonable judgment of the Trust, the Performance Evaluation indicates that the quality level of services being provided by the Administrator has diminished materially (even though such diminution does not constitute a material breach), the Trust shall, within thirty (30) days (or such longer period of time as is agreed upon by the parties) following the Performance Evaluation, provide written notice




                                       A-2
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                    to the Administrator specifying the areas in which the Trust believes the quality level of service has materially diminished.

                    The Administrator shall have a period of thirty (30) days (or such longer period of time as is agreed upon by the parties) from the receipt of such written notice within which to restore to the reasonable satisfaction of the Trust the quality level of services. If, at the end of such thirty
                    (30) day period (or such longer period of time as is agreed upon by the parties), the Administrator has not, to the reasonable satisfaction of the Trust, restored the quality level of services, the Trust may terminate this Agreement upon the provision of thirty (30) days (or such longer period of time as is agreed upon by the parties) advance written notice to the Administrator.

          (e) Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Trust, in addition to the compensation described in this Schedule A, the amount of all of the Administrator's cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents.